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                                                                      EXHIBIT 99




                                                December 1, 2000


Dear Shareholder,

         Happy Holidays! I want to take this opportunity to provide you with a status report on our company. There have been many positive events that I want to share with you. From our inception we have worked diligently to create a strong operation in St. Cloud. The operation has quickly become the volume leader in the market and has gained a well-deserved reputation for high quality food, beer and service. Last week we decorated the restaurant for the holidays and it looks great. I urge everyone to take a drive to St. Cloud this holiday season and visit this Winter Wonderland. We have really created a great seasonal tradition in the restaurant in just our second year.

         We recently announced our third quarter results and I was pleased to report our second straight profitable quarter. This is truly a great accomplishment since we have only one restaurant to cover the company's entire overhead. The results demonstrate the strong operations in St. Cloud and the overall strength of the concept. Our same store sales have shown growth every week since September.

         We are in the final phase of construction of our Sioux Falls restaurant which will be open this December. We are ahead of schedule and should realize extra income from this earlier opening. I would like to invite each of you to visit us in Sioux Falls during these initial weeks of operation. We are targeting the opening on or about the third week of December. We would like to be operating for the typically high volume week between Christmas and New Years. The store looks great and is in a premier location near several new commercial retailers such as Home Depot, a multi-plex movie theatre, several hotels and within walking distance to the Empire Mall.

         We are also happy to tell you we are finalizing negotiations for our third restaurant, which will be located in Fargo, North Dakota. We have targeted an outstanding location in this city, which will give us another excellent site to operate in. Together with our Sioux Falls and St. Cloud locations the company has established premier sites for its initial rollout. Once again we will be located within the major commercial area of the market. In fact, this next site will be situated at one of Fargo's major intersections at the West Acres Mall, providing us with excellent accessibility and visibility.

         As we continue to work on operations for both the restaurant and brewery we strive each day to improve our methodology and execution. It is with this strong dedication to operations that we created an unexpected potential opportunity for the company. We are in the process of exploring patent protection for an invention, which could significantly streamline the store brewing process and reduce development costs. This invention is under the direction of our Master Brewer and Co-Founder Bill Burdick. We will keep you informed as to the status of this exciting situation.

         Finally, as you know, we have followed a three-phased approach to our development strategy. This expansion strategy is outlined below:

             PHASE ONE:      Concept Testing and Refinement


             PHASE TWO:      Regional Development and National Rollout Model


             PHASE THREE:    National Rollout


         Now that we are firmly entrenched in Phase Two with the opening of our second restaurant, we are very pleased that we are accomplishing our short-term goals. We believe the execution of this plan will help


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accomplish our overall strategic business plan for the company by implementing an organized and professional growth plan which will create quality operations and facilitate the maximization of shareholder value.

         I have included recent information concerning the company for your review. I am sure you are as pleased with these results as we are.

         Have a great holiday season and thank you for you support.


Sincerely,

/s/ Steve Wagenheim

Steve Wagenheim, President
Founders Food & Firkins


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